Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its Third Quarter and Year-to-Date Financial Results

•        The Company generated net sales of $34.5 million for the third quarter, a 5% improvement over the prior year quarter, and net sales of $95.4 million year-to-date

•        Income from operations before income taxes of $1.6 million in the third quarter and $3.8 million year-to-date

•        Backlog stood at $52.7 million on October 31, 2019 compared to $63.9 million on July 31, 2019.

NILES, IL, December 10, 2019 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the third quarter and nine months ended October 31, 2019.

“Revenue for the third quarter was $34.5 million, $1.7 million above the same quarter last year, and income from operations before income taxes was $1.6 million compared to $0.8 million in the same quarter of 2018,” commented President and CEO David Mansfield.

"For the first nine months of 2019 revenue was $95.4 million compared to $94.0 million for the same period last year. While our revenues are very similar to last year, continued improvements in margins have provided income from operations of $3.8 million, which is an improvement from the breakeven level achieved during the same period last year."

"Our backlog stands at $52.7 million, after some previously delayed projects were executed during the quarter," continued Mr. Mansfield.

“We also experienced what we anticipate was as temporary weakness in our Canadian operating results.  In response, we have reduced our cost structure to a more appropriate level while we endure these lower levels of activity,” concluded Mr. Mansfield.

Third Quarter Fiscal 2019 Results

Net sales increased $1.7 million to $34.5 million in the current quarter, from $32.8 million in the prior year quarter. Higher revenues resulted from our Middle East region partially offset by lower revenue in North America, primarily driven by a temporary weakness in our Canadian operations.

Gross profit increased to $7.6 million, or 22% of net sales, in the current quarter from $6.9 million, or 21% of net sales, in the prior year quarter. This 11% increase in gross profit was driven by improved pricing, product mix and cost reduction initiatives. The cost reduction initiatives include sourcing raw material at favorable prices and focusing efforts on quality improvements.

General and administrative expenses increased to $4.5 million in the current quarter, compared to $4.2 million in the prior year quarter. This increase of $0.3 million was primarily due to costs related to realignment of head office functions. Selling expenses reduced to $1.4 million in the current quarter, compared to $1.6 million in the prior year quarter. This was due to a new sales compensation program.

Net interest expense decreased to $0.2 million in the current quarter from $0.3 million in the prior year quarter due to lower borrowings.

Income from operations before income taxes increased by $0.8 million to $1.6 million in the current quarter from $0.8 million in the prior year quarter. This increase was due to increased revenue and improved margins.

Year-to-Date October 31, 2019 Results

Net sales increased $1.4 million to $95.4 million in the current year-to-date, from $94.0 million in the prior year year-to-date. The overall revenue increase resulted from higher revenues in the Middle East region and our leak detection systems, partially offset by lower revenues of our traditional coating revenues in North America, primarily driven by a temporary weakness in our Canadian operations.

Gross profit increased to $22.0 million, or 23% of net sales, in the current year-to-date from $17.0 million, or 18% of net sales, in the prior year year-to-date. This 30% increase in gross profit was driven by improved pricing, product mix and cost reduction initiatives. The cost reduction initiatives include sourcing raw material at favorable prices and focusing efforts on quality improvements.

General and administrative expenses increased to $13.6 million in the current year-to-date, compared to $12.2 million in the prior year year-to-date. This was due to increased compensation expenses and loss on disposal of an asset, partially offset by collection of a previously reserved bad debt. Selling expenses remained relatively flat at $4.0 million in the current year-to-date, compared to $4.0 million in the prior year year-to-date.

Net interest expense decreased to $0.6 million in the current year-to-date from $0.8 million in the prior year year-to-date due to lower borrowings.

Income from operations before income taxes increased $3.8 million in the current year-to-date from less than $0.1 million in the prior year year-to-date. This increase was due to increased revenue and improved margins.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at eight locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (ii) the impact of global economic weakness and volatility; (iii) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (iv) the timing of orders for the Company’s products; (v) decreases in United States government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (vi) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (vii) fluctuations in crude oil and natural gas prices risks; (viii) risks and uncertainties related to the Company’s international business operations; (ix) the Company’s ability to repay its debt and renew expiring international credit facilities; (x) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xi) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xii) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xiii) reductions or cancellations of orders included in the Company’s backlog; (xiv) the Company’s ability to attract and retain senior management and key personnel; (xv) the Company’s ability to achieve the expected benefits of its growth initiatives; (xvi) the Company’s ability to interpret changes in tax regulations and legislation; (xvii) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; (xviii) the Company’s failure to establish and maintain effective internal control over financial reporting; and (xix) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's Form 10-Q for the quarter ended October 31, 2019 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2019	2018	2019	2018
Net sales	$34,457	$32,806	$95,400	$94,020
Cost of sales	26,814	25,923	73,382	77,019
Gross profit	7,643	6,883	22,018	17,001

Operating expenses
General and administrative expenses	4,541	4,247	13,556	12,153
Selling expenses	1,354	1,554	4,030	4,017
Total operating expenses	5,895	5,801	17,586	16,170

Income from operations	1,748	1,082	4,432	831

Interest expense, net	194	280	612	830
Income from operations before income taxes	1,554	802	3,820	1

Income tax expense	1,699	934	1,747	1,525

Net (loss)/income	$(145)	$(132)	$2,073	$(1,524)

Weighted average common shares outstanding
Basic	8,037	7,877	7,970	7,806
Diluted	8,037	7,877	8,047	7,806

(Loss)/income per share
Basic	(0.02)	(0.02)	0.26	(0.20)
Diluted	(0.02)	(0.02)	0.26	(0.20)

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	October 31, 2019	January 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$12,221	$10,156
Restricted cash	1,138	2,581
Trade accounts receivable, less allowance for doubtful accounts of $355 at October 31, 2019 and $536 at January 31, 2019	28,235	32,508
Inventories, net	16,270	12,289
Prepaid expenses and other current assets	3,620	3,773
Contract assets	4,363	1,653
Total current assets	65,847	62,960
Property, plant and equipment, net of accumulated depreciation	29,357	30,398
Other assets
Operating lease right-of-use asset	11,717	-
Deferred tax assets - long-term	747	458
Goodwill	2,264	2,269
Other assets	7,518	6,120
Total other assets	22,246	8,847
Total assets	$117,450	$102,205
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$12,735	$12,006
Accrued compensation and payroll taxes	1,675	1,544
Commissions and management incentives payable	1,600	1,866
Revolving line North America	7,758	8,890
Current maturities of long-term debt	1,644	640
Customers' deposits	3,005	3,708
Outside commissions payable	2,185	1,743
Contract liability	1,351	1,569
Operating lease liability short-term	1,130	-
Other accrued liabilities	3,234	3,856
Income taxes payable	1,352	1,266
Total current liabilities	37,669	37,088
Long-term liabilities
Long-term debt, less current maturities	6,931	6,751
Deferred compensation liabilities	3,731	3,883
Deferred tax liabilities long-term	1,434	1,435
Operating lease liability long-term	10,617	-
Other long-term liabilities	1,620	688
Total long-term liabilities	24,333	12,757
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,042 issued and outstanding at October 31, 2019 and 7,854 issued and outstanding at January 31, 2019	80	79
Additional paid-in capital	59,754	58,793
Accumulated deficit	(1,559)	(3,632)
Accumulated other comprehensive loss	(2,827)	(2,880)
Total stockholders' equity	55,448	52,360
Total liabilities and stockholders' equity	$117,450	$102,205